Exhibit 99.1

Goldman Sachs BDC, Inc. Reports March 31, 2026 Financial Results and Announces Second Quarterly 2026 Base Dividend of $0.32 Per Share.

Company Release – May 7, 2026

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD”, the “Company”, “we”, “us”, or “our”) (NYSE: GSBD) today reported financial results for the first quarter ended March 31, 2026 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income and adjusted net investment income per share for the quarter ended March 31, 2026 was $0.22, equating to an annualized net investment income yield on book value of 7.2%.[1] Earnings per share for the quarter ended March 31, 2026 was $(0.12).

•	Net asset value (“NAV”) per share as of March 31, 2026 decreased 3.7% to $12.17 from $12.64 as of December 31, 2025.

•

As of March 31, 2026, the Company’s total investments at fair value and unfunded commitments were $3,803.8 million, comprised of investments in 173 portfolio companies across 40 industries. The investment portfolio was comprised of 98.7% senior secured debt, including 97.1% in first lien investments[2].

•

During the quarter, the Company had new investment commitments of approximately $46.5 million of which $16.3 million were funded. Fundings of previously unfunded commitments for the quarter were $64.2 million and sales and repayments activity totaled $82.8 million, resulting in net funded investment activity of $(2.3) million.

•

During the quarter, the Company’s 1st Lien/Senior Secured Debt positions in One GI LLC and 3SI Security Systems, Inc. were placed on non-accrual status due to financial underperformance. As of March 31, 2026, the Company had certain investments held in 11 portfolio companies on non-accrual status. As of March 31, 2026, investments on non-accrual status amounted to 3.2% and 4.7% of the total investment portfolio at fair value and amortized cost, respectively.

•	The Company’s ending net debt-to-equity ratio was 1.37x as of March 31, 2026 compared to 1.27x as of December 31, 2025.

•	As of March 31, 2026, 62.5% of the Company’s approximately 1,920.5 million aggregate principal amount of debt outstanding was comprised of unsecured debt and 37.5% was comprised of secured debt.[3]

•	The Company’s Board of Directors declared a second quarter 2026 Base Dividend of $0.32 per share payable to shareholders of record as of June 30, 2026.[4]

•

On June 13, 2025, the Company entered into a 10b5-1 stock repurchase plan, which allows the Company to repurchase up to $75.00 million of shares of the Company’s common stock if the common stock trades below the most recently announced quarter-end NAV per share, subject to certain limitations. During the three months ended March 31, 2026, the Company did not repurchase any of its shares.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of March 31, 2026	As of December 31, 2025
Investment portfolio, at fair value[2]	$3,228.9	$3,261.7
Total debt outstanding[3]	$1,920.5	$1,885.8
Net assets	$1,370.0	$1,423.0
Ending net debt to equity[11]	1.37x	1.27x
Net asset value per share	$12.17	$12.64
Less: Supplemental Dividend per share declared post-quarter	$—	$0.03
Adjusted net asset value per share[5]	$12.17	$12.61

(in $ millions, except per share data)	Three Months Ended March 31, 2026	Three Months Ended December 31, 2025
Total investment income	$78.8	$86.1

Net investment income after taxes	$24.8	$42.2
Less: Purchase discount amortization	0.1	0.4
Adjusted net investment income after taxes[1]	$24.7	$41.8

Net realized and unrealized gains (losses)	$(38.4)	$(18.5)
Add: Realized/Unrealized depreciation from the purchase discount	0.1	0.4
Adjusted net realized and unrealized gains (losses)[1]	$(38.3)	$(18.1)

Net investment income per share (basic and diluted)	$0.22	$0.37
Less: Purchase discount amortization per share	—	—
Adjusted net investment income per share[1]	$0.22	$0.37

Weighted average shares outstanding	112.6	113.5
Total Quarterly Distributions per share	$0.35	$0.36

Total investment income for the three months ended March 31, 2026 and December 31, 2025 was $78.8 million and $86.1 million, respectively. The decrease in total investment income was primarily due to a decline in base interest rates and tightening of credit spreads.

Net expenses before taxes for the three months ended March 31, 2026 and December 31, 2025 were $53.0 million and $43.0 million, respectively. Net expenses increased by $10.0 million, primarily driven by higher incentive fees due to the performance of the investment portfolio for the twelve quarters ended March 31, 2026, as compared to the twelve quarters ended December 31, 2025, as well as an increase in interest and other debt expenses.

INVESTMENT ACTIVITY2

The following table summarizes investment activity for the three months ended March 31, 2026:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$42.6	91.6%	$78.2	94.4%
1st Lien/Last-Out Unitranche	—	—	4.6	5.6
2nd Lien/Senior Secured Debt	3.8	8.2	—	—
Unsecured Debt	—	—	—	—
Preferred Stock	0.1	0.2	—	—
Common Stock	—	—	—	—

Total	$46.5	100.0%	$82.8	100.0%

During the three months ended March 31, 2026, new investment commitments were across 6 new portfolio companies and 11 existing portfolio companies. Sales and repayments were primarily driven by full and partial repayments of our investments in 8 portfolio companies.

PORTFOLIO SUMMARY2

As of March 31, 2026, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$3,002.0	93.0%
1st Lien/Last-Out Unitranche	130.9	4.1
2nd Lien/Senior Secured Debt	52.8	1.6
Unsecured Debt	8.5	0.3
Preferred Stock	20.1	0.6
Common Stock	14.1	0.4
Warrants	0.5	—	(6)

Total	$3,228.9	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	March 31, 2026	December 31, 2025
Number of portfolio companies	173	171
Percentage of performing debt bearing a floating rate[7]	99.4%	99.4%
Percentage of performing debt bearing a fixed rate[7]	0.6%	0.6%
Weighted average yield on debt and income producing investments, at amortized cost[8]	9.9%	9.9%
Weighted average yield on debt and income producing investments, at fair value[8]	11.0%	10.9%
Weighted average leverage (net debt/EBITDA)[9]	6.0x	5.9x
Weighted average interest coverage[9]	1.9x	2.0x
Median EBITDA[9]	$73.93 million	$71.75 million

During the quarter, two investments were placed on non-accrual status due to financial underperformance. As of March 31, 2026, investments on non-accrual status amounted to 3.2% and 4.7% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2026, the Company had $1,920.5 million aggregate principal amount of debt outstanding, comprised of $720.5 million of outstanding borrowings under its senior secured revolving credit facility (“Revolving Credit Facility”), with Truist Bank, as administrative agent, and Bank of America, N.A., as syndication agent, $400.0 million of unsecured notes due 2027, $400.0 million of unsecured notes due 2029 and $400.0 million of unsecured notes due 2030. As of March 31, 2026, the Company had $974.3 million of availability under its Revolving Credit Facility and $44.3 million in cash and cash equivalents.3,10

The Company’s ending net debt-to-equity leverage ratio was 1.37x for the three months ended March 31, 2026, as compared to 1.27x for the three months ended December 31, 2025. 11

CONFERENCE CALL

The Company will host an earnings conference call on Friday, May 8, 2026 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (800) 289-0459; international callers should dial +1 (929) 477-0443; conference ID 427709. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. An archived replay will be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at acf-gscr@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”). The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues. The consideration paid to MMLC’s shareholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired will amortize over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized appreciation on such loan acquired through its ultimate disposition. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income per share; ii) Adjusted net investment income after taxes; and iii) Adjusted net realized and unrealized gains (losses). We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to assess our financial condition and results of operations. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)

The discussion of the investment portfolio excludes the investment, if any, in a money market fund managed by an affiliate of Goldman Sachs Group, Inc. (the “Money Market Fund”). As of March 31, 2026, the Company had an investment of $2.5 million in the Money Market Fund.

3)

Total debt outstanding excludes netting of debt issuance costs of $14.3 million and $8.2 million as of March 31, 2026 and December 31, 2025, respectively. Total debt outstanding also excludes cumulative hedging adjustments for those borrowings that are designated in a fair value hedging relationship of $(8.1) million and $(3.0) million as of March 31, 2026 and December 31, 2025, respectively. Starting in the third quarter of 2025, the Company entered into interest rate swaps to more closely align the interest rates of some of the Company’s fixed rate liabilities with its investment portfolio, which consists of predominately floating rate loans. The Company designated these interest rate swaps as the hedging instrument in a qualifying fair value hedge accounting relationship.

4)	The $0.32 per share Base Dividend is payable on or about July 28, 2026 to shareholders of record as of June 30, 2026.

5)

On February 26, 2025, we announced a distribution framework that is comprised of a quarterly base distribution declared in the relevant quarter and a variable supplemental distribution declared in the following quarter, subject to satisfaction of certain measurement tests and the approval of our Board.

As a supplement, we have provided a non-GAAP financial measure of our financial condition that adjusts the net asset value per share for the declared and unpaid supplemental distribution per share. We believe that the adjustment to the net asset value per share for the supplemental dividend is meaningful because it aligns the supplemental distribution to its relevant quarter earnings.

Although this non-GAAP financial measure is intended to enhance investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measure may not be comparable to similar non-GAAP financial measures used by other companies.

6)	Amount rounds to less than 0.1%.

7)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, placed on non-accrual status.

8)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

9)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount of EBITDA to the portfolio company’s contractual interest expense. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt-to-EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of March 31, 2026 and December 31, 2025, investments where net debt-to-EBITDA may not be the appropriate measure of credit risk represented 13.7 and 14.2%, respectively, of total debt investments at fair value.

10)

The Company’s Revolving Credit Facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of March 31, 2026. As a result, the Revolving Credit Facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

11)	The ending net debt-to-equity leverage ratio is calculated by using the total borrowings net of cash and cash equivalents divided by equity as of March 31, 2026 and excludes unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	March 31, 2026 (Unaudited)	December 31, 2025
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $3,306,528 and $3,285,039)	$3,159,468	$3,171,677
Non-controlled affiliated investments (cost of $96,583 and $110,127)	69,472	90,044

Total investments, at fair value (cost of $3,403,111 and $3,395,166)	$3,228,940	$3,261,721
Investments in affiliated money market fund (cost of $2,476 and $35,724)	2,476	35,724
Cash	41,851	43,211
Interest and dividends receivable	25,127	26,927
Deferred financing costs	12,444	13,245
Other assets	32,019	2,419

Total assets	$3,342,857	$3,383,247

Liabilities
Debt (net of debt issuance costs of $14,272 and $8,169)	$1,898,158	$1,874,620
Interest and other debt expenses payable	8,757	25,546
Management fees payable	8,263	8,181
Incentive fees payable	12,438	3,844
Distribution payable	36,022	36,022
Secured borrowings	3,127	3,366
Accrued expenses and other liabilities	6,103	8,649

Total liabilities	$1,972,868	$1,960,228

Commitments and contingencies (Note 8)
Net assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 112,569,067 and 112,569,067 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively)	113	113
Paid-in capital in excess of par	1,879,601	1,879,601
Distributable earnings (loss)	(509,725)	(456,695)

Total net assets	$1,369,989	$1,423,019

Total liabilities and net assets	$3,342,857	$3,383,247

Net asset value per share	$12.17	$12.64

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31, 2026	March 31, 2025
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$69,106	$84,204
Payment-in-kind income	7,505	9,625
Other income	970	985
From non-controlled affiliated investments:
Interest income	999	1,361
Dividend income	125	173
Payment-in-kind income	58	556
Other income	30	36

Total investment income	$78,793	$96,940

Expenses:
Interest and other debt expenses	$30,041	$28,305
Management fees	8,263	8,681
Incentive fees	12,438	6,804
Professional fees	837	964
Directors’ fees	152	207
Other general and administrative expenses	1,295	1,043

Total expenses	$53,026	$46,004

Net investment income before taxes	$25,767	$50,936

Income tax expense, including excise tax	$982	$1,322

Net investment income after taxes	$24,785	$49,614

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(46)	$(21,570)
Non-controlled affiliated investments	—	(22,902)
Foreign currency forward contracts	(253)	—
Foreign currency and other transactions	1,242	239
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	(33,399)	7,589
Non-controlled affiliated investments	(7,028)	19,901
Foreign currency forward contracts	303	(89)
Foreign currency translations and other transactions	783	(1,157)

Net realized and unrealized gains (losses)	$(38,398)	$(17,989)

(Provision) benefit for taxes on realized gain/loss on investments	$(18)	$(72)
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	—	—

Net increase (decrease) in net assets from operations	$(13,631)	$31,553

Weighted average shares outstanding	112,569,067	117,297,222
Basic and diluted net investment income per share	$0.22	$0.42
Basic and diluted earnings (loss) per share	$(0.12)	$0.27

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: John Psyllos, 212-902-1000

Media Contact: Victoria Zarella, 212-902-5400

Source: Goldman Sachs BDC, Inc.